Exhibit 99.01

H/Cell Energy Reports FY2019 Second Quarter Financial Results

Dallas, TX, August 7, 2019 (GLOBE NEWSWIRE) — H/Cell Energy Corporation (OTCQB-HCCC) (“HCCC”), a company that designs and implements clean energy solutions featuring hydrogen and fuel cell technology, has announced financial results for its second quarter ended June 30, 2019.

For the three months ended June 30, 2019, HCCC generated revenue of $1,927,921 and a net loss of $105,223 which includes $75,980 of non-cash charges that do not affect the cash flow performance or working capital of HCCC. This amounts to a $(0.01) per share loss. For the six months ended June 30, 2019, HCCC generated revenue of $3,632,194 and a net loss of $248,861 which includes $187,133 of non-cash charges that again, do not affect the cash flow performance or working capital of HCCC. This amounts to a $(0.03) per share loss.

Andrew Hidalgo, CEO of HCCC, commented, “The second quarter was a very encouraging quarter for a number of reasons. Revenue production was up 12% from the previous quarter. Excluding non-cash charges that do not affect the cash flow performance or working capital of HCCC, the company only lost $29,243 on $1,927,921 of revenue for the three months ended June 30, 2019 and $61,728 on $3,632,194 of revenue for the six months ended June 30, 2019. That loss is attributed to corporate expenses as both our subsidiaries were operationally profitable. In the second quarter, we incurred most of our annual audit fees and along with the cost of concluding a financing transaction, corporate expenses were much higher than we initially projected. HCCC recently executed a $3 million equity financing line as previously reported. This was a significant milestone for HCCC and for the first time, gives us access to substantial growth capital going forward. With this new equity financing arrangement, we find ourselves in the best position yet to take HCCC to the next level. Our opportunities remain abundant. As of June 30, 2019, HCCC had over $40 million in bids of which close to $4 million is specific to renewable energy. The clean energy market is robust and we are in a unique position as an advanced clean energy integrator to take advantage of the opportunities to come. We look forward to successful quarters ahead.”

About H/Cell Energy Corporation:

H/Cell Energy Corporation is an integrator that focuses on the design and implementation of clean energy solutions including solar, battery, fuel cell and hydrogen generation systems. In addition, through its subsidiaries, HCCC also provides environmental systems and security systems integration. HCCC serves the residential, commercial and government sectors. Please visit our website at www.hcellenergy.com for more information.

Forward Looking Statements:

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” and “intend,” among others. These forward-looking statements are based on current expectations and actual results could differ materially. H/Cell Energy Corporation does not undertake an obligation to update or revise any forward-looking statement. The information set forth herein speaks only as of the date hereof.

Contact:

H/Cell Energy Corporation

Investor Relations

3010 LBJ Freeway, Suite 1200

Dallas, Texas 75234

972-888-6009 USA

H/CELL ENERGY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2019	December 31, 2018
	(Unaudited)	(Audited)
ASSETS
Current assets
Cash and cash equivalents	$313,530	$359,134
Accounts receivable	1,191,224	1,087,381
Prepaid expenses	15,163	16,282
Current right-of-use (ROU) asset	86,018	-
Costs and earnings in excess of billings	14,753	45,478
Total current assets	1,620,688	1,508,275

Property and equipment, net	455,044	476,436
Security deposits and other non-current assets	32,505	32,530
Deferred tax asset	50,000	50,000
Customer lists, net	73,403	83,645
ROU asset	154,378	-
Other long term asset	30,000	-
Goodwill	1,373,621	1,373,621

Total assets	$3,789,639	$3,524,507

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued expenses	$869,668	$891,354
Earn-out payable	199,679	190,736
Billings in excess of costs and earnings	37,325	195,331
Sales and withholding tax payable	66,489	59,857
Current equipment notes payable	32,230	38,991
Current operating lease liability	86,018	-
Current finance lease payable	73,091	65,265
Current convertible notes payable – related party, net of discounts	257,659	-
Income tax payable	32,442	48,643
Total current liabilities	1,654,601	1,490,177

Noncurrent liabilities
Line of credit	230,415	28,359
Lease operating liability	154,378	-
Finance leases	284,431	232,876
Equipment notes payable	57,083	121,038
Convertible notes payable – related party, net of discounts	105,158	29,122
Total noncurrent liabilities	831,465	411,395

Total liabilities	2,486,066	1,901,572

Commitments and contingencies

Stockholders’ equity
Preferred stock - $0.0001 par value; 5,000,000 shares authorized; 0 shares issued and outstanding	-	-
Common stock - $0.0001 par value; 25,000,000 shares authorized; 7,621,024 and 7,586,024 shares issued and outstanding as of June 30, 2019 and December 31, 2018, respectively	762	758
Additional paid-in capital	2,898,598	2,983,476
Accumulated deficit	(1,534,625)	(1,285,764)
Accumulated other comprehensive loss	(61,162)	(75,535)
Total stockholders’ equity	1,303,573	1,622,935

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$3,789,639	$3,524,507

H/CELL ENERGY CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS – OTHER COMPREHENSIVE INCOME

(UNAUDITED)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2019	2018	2019	2018

Revenue
Construction income	$1,927,921	$2,009,825	$3,632,194	$3,704,360
Related party	-	-	-	31,789
Total revenue	1,927,921	2,009,825	3,632,194	3,736,149

Cost of goods sold
Direct costs	1,309,322	1,253,043	2,505,760	2,462,456
Direct costs – related party	-	-	-	31,617
Total cost of goods sold	1,309,322	1,253,043	2,505,760	2,494,073

Gross profit	618,599	756,782	1,126,434	1,242,076

Operating expenses
General and administrative expenses	631,457	687,831	1,238,509	1,243,015
Management fees – related party	19,500	19,500	39,000	39,000
Total operating expenses	650,957	707,331	1,277,509	1,282,015

Income (loss) from operations	(32,358)	49,451	(151,075)	(39,939)

Other expenses
Interest expense	10,258	10,146	12,091	14,092
Interest expense – related party	58,060	18,676	94,155	32,891
Change in fair value earn-out	4,547	6,738	8,943	6,738
(Gain) loss on fixed asset disposal	-	(64)	(17,403)	3,354
Total other expenses	72,865	35,496	97,786	57,075

Net income (loss)	$(105,223)	$13,955	$(248,861)	$(97,014)

Other comprehensive income (loss), net

Foreign currency translation adjustment	(4,239)	(22,570)	14,373	(32,829)

Comprehensive loss	$(109,462)	$(8,615)	$(234,488)	$(129,843)

Earnings (loss) per share
Basic	$(0.01)	$0.00	$(0.03)	$(0.01)
Diluted	$(0.01)	$0.00	$(0.03)	$(0.01)
Weighted average common shares outstanding
Basic	7,621,024	7,483,980	7,607,295	7,450,235
Diluted	7,621,024	8,819,225	7,607,295	7,450,235